EXHIBIT 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro Reports First Quarter 2019 Financial Results

Revenue Increased to $8.4 Million

PITTSBURGH, PA, May 8, 2019 – Smith Micro Software, Inc. (NASDAQ: SMSI) (“Smith Micro” or the “Company”) today reported financial results for its first quarter ended March 31, 2019.

“We delivered a very solid quarter for the Company as we launched our 2019 fiscal year,” said William W. Smith Jr., President and CEO of Smith Micro Software. “We saw accelerated revenue growth with our SafePath® platform, a sixth consecutive quarter of subscriber revenue growth from the CommSuite® platform, and strong contribution from ViewSpot™, our recent Smart Retail acquisition that closed in early January.”

Mr. Smith concluded, “We are off to a solid start to the fiscal year. Our sales pipeline continues to grow across all three of our core wireless solutions, with a broader geographical reach and a more viable ecosystem of opportunities than we have seen in several years. Moving forward, we will leverage and build upon that momentum and continue to deliver growth and profitability throughout 2019.”

First Quarter 2019 Financial Results:

Smith Micro reported revenue of $8.4 million for the first quarter ended March 31, 2019, compared to $5.5 million reported in the first quarter ended March 31, 2018.

First quarter 2019 gross profit was $7.5 million compared to $4.2 million reported in the first quarter of 2018.

Smith Micro Software First Quarter 2019 Financial Results	Page 2

Gross profit as a percentage of revenue was 89 percent for the first quarter of 2019 compared to 76 percent for the first quarter of 2018.

Generally accepted accounting principles in the United States (“GAAP”) net income available to common stockholders for the first quarter of 2019 was $14 thousand, or break-even earnings per share, compared to a GAAP net loss available to common stockholders of $2.5 million, or $0.16 loss per share, for the first quarter of 2018.

Non-GAAP net income (which excludes stock-based compensation, amortization of intangibles, debt issuance and discount costs, fair value adjustments, acquisition costs, preferred stock dividends, and a normalized tax expense) for the first quarter of 2019 was $0.6 million, or $0.02 earnings per share, compared to a non-GAAP net loss of $1.5 million, or $0.10 loss per share, for the first quarter of 2018.

Total cash and cash equivalents at March 31, 2019 were $7.4 million.

To supplement our financial information presented in accordance with GAAP, the Company considers and has included in this press release certain non-GAAP financial measures, including a non-GAAP reconciliation of gross profit, income (loss) before taxes, net income (loss) available to common stockholders, and earnings (loss) per share in the presentation of financial results in this press release. Management believes this non-GAAP presentation may be more meaningful in analyzing our income generation and has therefore excluded the following items from GAAP earnings calculations: stock-based compensation, amortization of intangibles, debt issuance and discount costs, fair value adjustments, acquisition costs, and preferred stock dividends. Additionally, since we are in a cumulative loss position, a non-GAAP income tax expense (benefit) was computed using a 24 percent tax rate for 2019 and 2018 using the Company’s normalized combined U.S. federal, state, and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The table below presents the differences between non-GAAP net income (loss) and net income (loss) on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Smith Micro Software First Quarter 2019 Financial Results	Page 3

Investor Conference Call:

Smith Micro will hold an investor conference call today, May 8, 2019 at 4:30 p.m. EDT, to discuss the Company’s first quarter 2019 financial results. To access the call, dial 1-877-270-2148; international participants can call 1-412-902-6510. A passcode is not required to join the call; ask the operator to be placed into the Smith Micro conference. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and cable MSOs around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display, performing analytics on any product set, and 2D/3D graphics applications. For more information, visit www.smithmicro.com.

Smith Micro, the Smith Micro logo, SafePath, CommSuite and ViewSpot are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners.

Forward-Looking Statements:

Certain statements in this press release are, and certain statements on the related conference call may be, forward-looking statements regarding future events or results, including statements related to our financial prospects and other projections of our performance and our future business plans, and statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Among the important factors that could cause or contribute to such differences are changes in demand for our products from our customers and their end-users, customer concentration, given that the majority of our sales depend on a few large customer relationships, changes in requirements for our products imposed by our customers or by the third party providers of software and/or platforms that we use, our ability to effectively integrate, market and sell acquired product lines, new and changing technologies, customer acceptance and timing of deployment of those technologies, and our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro Software First Quarter 2019 Financial Results	Page 4

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) – unaudited

	GAAP	Stock Compensation	Intangibles Amortization	Note Issue/ Discount	Fair Value Adjustments	Acquisition Costs	Preferred Stock Dividends	Taxes	Non- GAAP
Three Months Ended 3/31/19:
Gross profit	$7,516	$-	$-	$-	$-	$-	$-	$-	$7,516
Income before provision for income taxes	52	456	196	-	-	76	-	-	780
Net income available to common stockholders	14	456	196	-	-	76	34	(183)	593
Earnings per share: basic	0.00	0.01	0.01	-	-	0.00	0.00	(0.01)	0.02
Earnings per share: diluted	0.00	0.01	0.01	-	-	0.00	0.00	(0.01)	0.02

Three Months Ended 3/31/18:
Gross profit	$4,154	$-	$-	$-	$-	$-	$-	$-	$4,154
Loss before provision for income taxes	(2,371)	163	64	65	139	-	-	-	(1,940)
Net loss available to common stockholders	(2,522)	163	64	65	139	-	141	476	(1,474)
Loss per share: basic and diluted	(0.16)	0.01	0.00	0.00	0.01	-	0.01	0.03	(0.10)

Note: Loss per share: basic and diluted - may be impacted by rounding to allow rows to calculate.

Smith Micro Software First Quarter 2019 Financial Results	Page 5

Smith Micro Software, Inc.

Statements of Operations

(in thousands, except per share amounts) - unaudited

	For the Three Months
	Ended March 31,
	2019	2018
Revenues	$8,432	$5,463
Cost of revenues	916	1,309
Gross profit	7,516	4,154

Operating expenses:
Selling and marketing	1,968	1,730
Research and development	2,682	2,255
General and administrative	2,700	2,190
Restructuring expense	104	-
Total operating expenses	7,454	6,175
Operating income (loss)	62	(2,021)
Non-operating expenses:
Interest expense, net	-	(171)
Change in fair value of warrant liability	-	(139)
Other expense, net	(10)	(40)
Income (loss) before provision for income taxes	52	(2,371)
Provision for income tax expense	4	10
Net income (loss)	48	(2,381)
Less preferred stock dividends	(34)	(141)
Net income (loss) available to common stockholders	$14	$(2,522)

Earnings (loss) per share:
Basic	$0.00	$(0.16)
Diluted	$0.00	$(0.16)

Weighted average shares outstanding:
Basic	31,297	15,299
Diluted	31,323	15,299

Smith Micro Software First Quarter 2019 Financial Results	Page 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash & cash equivalents	$7,378	$12,159
Accounts receivable, net	8,951	7,130
Prepaid and other assets	565	795
Total current assets	16,894	20,084
Equipment & improvements, net	852	865
Right-of-use assets	2,419	-
Deferred tax asset, net	191	191
Other assets	175	140
Intangible assets, net	5,270	238
Goodwill	7,797	3,685
TOTAL ASSETS	$33,598	$25,203

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,249	$1,160
Accrued payroll and benefits	2,121	1,745
Current operating lease liabilities	987	-
Other accrued liabilities	330	450
Deferred revenue	234	28
Total current liabilities	4,921	3,383

Lease liabilities	1,876	-
Deferred rent	578	723
Other long-term liabilities	185	534
Total non-current liabilities	2,639	1,257

Stockholders' Equity:
Preferred stock	-	-
Common stock	32	28
Additional paid in capital	261,990	256,626
Accumulated comprehensive deficit	(235,984)	(236,091)
Total stockholders' equity	26,038	20,563
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$33,598	$25,203